Exhibit 19.1

International Stem Cell Corporation Insider Trading Policy

Effective Tuesday, June 15, 2021

1.
Introduction

The Board of Directors of International Stem Cell Corporation, (together with its subsidiaries, the “Company”) has established the rules set forth in this Insider Trading Policy (the “Policy”) in order to provide guidelines to all directors, officers, employees, and consultants of the Company with respect to trading in the Company’s securities.

The Company has designated Sophia Garnette, the Company’s In-House Counsel as its Compliance Officer (the “Compliance Officer”).

2.
Persons Covered

For purposes of this Policy, “Covered Persons” include the Company’s Board of Directors, officers, employees, and consultants. Restrictions set forth in this policy also apply to:

(a)
Family Members - Covered Persons’ spouses, domestic partners, parents, children, siblings, and anyone else sharing a home with a Covered Person
(b)
Associates - Persons with whom a Covered Person has a history, pattern or practice of sharing confidences, such as close friends, financial and personal counselors, any trust of which a Covered Person or a family member is a beneficiary or trustee, or any partnership, limited liability company, corporation or other entity for which a Covered Person or a family member have sole or shared investment power.
3.
Material Nonpublic Information

"Material Nonpublic Information" is information concerning a company that: (a) is not generally known to the public, and (b) if publicly known, would be likely to affect either the market price of the company's securities or a person's decision to buy, sell, or hold the company's securities.

Because this standard may be difficult to apply in everyday situations and is fact intensive, the following are examples of the types of information that courts have found to be material in past cases, and which likely would constitute material inside information if not generally known to the public. This list is not all- inclusive and is only intended as a guide.

▪
information regarding sales, revenues or earnings (including projections);
▪
financial forecasts of any kind, including earnings estimates or changes in previously announced earnings estimates;

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▪
significant business trends and metrics;
▪
significant proposed mergers, acquisitions, investments or divestitures;
▪
significant developments in products or services;
▪
gain or loss of substantial customers;
▪
execution or termination of significant contracts;
▪
financings or restructurings;
▪
significant unusual gains or losses;
▪
changes in business strategies;
▪
developments in significant litigation or government investigations;
▪
public or private debt or equity offerings;
▪
significant changes in senior management;

Public Availability of Information

Release of information outside the Company, whether through media or other sources, does not necessarily mean information has become “publicly available” and therefore safe to trade upon under the restrictions of this Policy. Information is considered to be available to the public only when it has been released officially to the marketplace through established means of communication for such information (e.g. press release or SEC filing) and market participants were given reasonable time to absorb and evaluate the information.

4.
Rules Applicable to All Covered Persons
4.1.
No Covered Person may buy or sell Company securities at any time that he, she or it possesses Material Nonpublic Information relating to the Company.
4.2.
No Covered Person may buy or sell securities of any other company if at the time he, she or it possesses Material Nonpublic Information relating to that company, including any information he, she or it has obtained during the course of his, her or its employment or engagement with the Company.
4.3.
No Covered Person shall directly or indirectly engage in "tipping" Material Nonpublic Information concerning the Company to anyone or communicate Material Nonpublic Information concerning the Company to anyone outside the Company or otherwise, unless:
(a)
such communication is appropriate under the circumstances
(b)
has been properly authorized by the Company, and
(c)
unless the person receiving the information has agreed, in writing if appropriate, to keep such information confidential.
4.4.
No Covered Person shall permit any member of his or her family or other household member to engage in any of the activities described in this Policy and each such family member shall comply, if applicable, with the Special Rules set forth in this Policy.

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4.5.
Each Covered Person is responsible for ensuring that he or she, as well as any entity owned or controlled by them, is in compliance with this Policy before engaging in any transaction involving Company securities.
4.6.
Covered Persons should allow at least two (2) full trading days after the date of the public disclosure to elapse before trading in order to allow for public dissemination and evaluation of material information after public disclosure through appropriate channels.
4.7.
Each Covered Person must obtain pre-approval from the CFO/Compliance Officer before trading in Company securities, including exercise of Company stock options.
4.8.
In addition to the trading restrictions described above, Covered Persons may not engage, directly or through affiliated individuals or entities, in any of the following activities with respect to Company securities:
▪
Short selling (i.e., selling Company securities not owned at the time of sale);
▪
Buying or selling put options, call options or other derivative securities relating to the Company on a securities exchange or in any other organized securities market;
▪
Purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of registrant equity securities;
▪
Purchasing Company securities on margin;
▪
Borrowing against Company securities in a margin account; or
▪
Pledging Company securities.
5.
Additional Rules for Insiders

“Insiders” are those Covered Persons who are at an increased risk of possessing material non-public information and who must therefore exercise greater diligence to ensure compliance with insider trading prohibitions. Insiders include all members of the Company’s Board of Directors, all Company Officers (whether or not they are subject to Section 16 of the 1934), and certain senior employees (i) whose role makes it likely that they will have access to material non-public information and (ii) who have been designated by either the Chief Executive Officer or the Compliance Officer.

5.1.
Insiders shall not purchase or sell any Company securities, except:
(a)
after first consulting with and receiving prior written permission from the Company’s Compliance Officer with respect to such transaction, and
(b)
only during the period commencing at the opening of the second full trading day after an earnings press release or SEC filing with respect to the preceding fiscal quarter and ending five (5) business days prior to the end of the current fiscal quarter (the “Window Period”).

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For example, during the first calendar quarter, if the company files its Annual Report on 10-K or, if earlier, issues an earnings release for the completed fiscal year before March 21, then the Window Period would begin two (2) days after such disclosure and close on March 24. However, if such disclosure is on or after March 21, then the Window Period would not open until the second calendar quarter.

For the second, third and fourth calendar quarters, the Window Period would begin in May, August and November two days after the filing of the Quarterly Report on Form 10-Q or, if earlier, the issuance of an earnings release for the completed quarter, and would close on June 23, September 23 or December 22 (as applicable).

5.2.
10B5-1 PLANS

Insiders may establish contracts, plans or instructions (referred to as “10b5-1 Arrangements”) that comply with the requirements of Rule 10b5-1(c) of the Securities Exchange Act of 1934, as amended. However, an Insider may not enter into and commence sales under a 10b5-1 Arrangement other than during any Window Period or while the Insider is aware of material, non-public information about the Company.

Further, an Insider must obtain the written approval of the Compliance Officer before entering into a 10b5-1 Arrangement, and the Company reserves the right to make public disclosure a condition to implementation of a 10b5-1 Arrangement. Additionally, an Insider may not modify or terminate a 10b5-1 Arrangement without prior written approval as set forth in the preceding sentence.

Any purchase or sale of Company securities by an Insider executed in accordance with the requirements of Rule 10b5-1(c) pursuant to a pre-approved 10b5-1 Arrangement will not be subject to (a) the requirement that such trade not be made while the Covered Person is aware of Material Nonpublic Information, (b) the requirement that such trade be made only during a Window Period, or (c) the requirement, to the extent applicable, that such individual trade be pre-cleared (specifically) by the Compliance Officer. However, the Company reserves the right to prohibit any transactions in Company securities, even pursuant to a previously approved 10b5-1 Arrangement previously approved, if the Company’s Board of Directors determines that such prohibition is in the best interests of the Company.

5.3.
Temporary Blackout Periods

There may be other circumstances where the Company will impose a temporary blackout period on Insiders and/or other employees if the Company's Compliance Officer or the Company’s Chief Executive Officer, in consultation with the Company Board of Directors, determines that circumstances warrant a halt in trading by those persons. The Compliance Officer shall appropriately notify the affected individuals of the existence of any temporary blackout period. Those persons may not trade in the Company’s securities until the temporary blackout period expires or is terminated, and they are prohibited from disclosing the existence of the temporary blackout period to any other persons.

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5.4.
Policy Exceptions

Exceptions to this Policy may be made only with the written approval, prior to effecting the transaction, from the Company’s Compliance Officer and may be conditioned as the Compliance Officer deems advisable.

VIOLATIONS OF THE INSIDER TRADING LAWS CAN LEAD TO SIGNIFICANT FINES, IMPRISONMENT AND OTHER PENALTIES FOR THOSE INDIVIDUALS INVOLVED. FAILURE TO ADHERE STRICTLY TO THIS POLICY WILL RESULT IN SERIOUS CONSEQUENCES AND MAY RESULT IN TERMINATION OF EMPLOYMENT.

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International Stem Cell Corporation

Insider Trading Policy

Effective Tuesday, June 15, 2021

EMPLOYEE/DIRECTOR ACKNOWLEDGEMENT

I, , hereby certify that I have read and understand the above rules, and agree to adhere strictly to them. I further certify that, to the best of my knowledge, I have complied with this Policy and its procedures since the date the Policy was adopted (or during my term of employment, directorship or provision of services, if after such date) and that I will continue to adhere to this Policy and these procedures in the future.

Without limiting the preceding paragraph, I understand that the Compliance Officer will be required, and will have the discretion to, exercise his or her judgment in determining whether to (a) approve particular transactions by me in Company securities or my establishment of any plans or arrangements for trading in Company securities or (b) subject me to any temporary “blackout periods.”

I recognize that the Compliance Officer will be required to analyze and assess any request I may make to engage in a particular transaction or to establish any plan or arrangement relating to trading in the Company’s securities, based on verifiable information available to the Compliance Officer at the time of the request and in the context of the Company’s intent to preserve its reputation for maintaining the highest legal, business and ethical standards, as well as the Company’s obligation to comply with all laws and regulations pertaining to insider trading.

I acknowledge and affirm that the Compliance Officer’s determination with regard to any particular transaction, plan or arrangement or blackout period will be made solely on behalf of, and for the benefit of, the Company and further acknowledge and affirm the Compliance Officer’s right to make that determination in his or her sole discretion.

I hereby agree to be bound by, and to accept without objection, any determination of the Compliance Officer not to permit any such transaction, plan or arrangement or to subject me to any such blackout period.

I UNDERSTAND THAT FAILURE TO ADHERE STRICTLY TO THIS POLICY WILL RESULT IN SERIOUS CONSEQUENCES INCLUDING TERMINATION OF MY EMPLOYMENT.

Signature:
Print Name:
Print Title:
Date:

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